BOULDER GROWTH AND INCOME FUND, INC.

ARTICLES OF AMENDMENT

Boulder Growth and Income Fund, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Article I of the charter of the Corporation (the “Charter”) is hereby amended to change the name of the Corporation to:

SRH Total Return Fund, Inc.

SECOND: The foregoing amendment to the Charter shall become effective beginning on April 4, 2022.

THIRD: The foregoing amendment to the Charter was approved by the Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law without action by the stockholders.

FOURTH: The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and attested by its Secretary this 25th day of March, 2022.

ATTEST:	BOULDER GROWTH AND INCOME FUND, INC.

/s/ Christopher Moore	/s/ Joel Looney
Name: Christopher Moore	Name: Joel Looney
Title: Secretary, CCO	Title: President, Chairman